Lawson Products Reports Fourth Quarter 2018 Results

7.0% Sales Increase for the Quarter Drives Diluted EPS of $0.28

CHICAGO, February 28, 2019 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the fourth quarter ended December 31, 2018.

"The fourth quarter ended with a strong sales increase of 7.0% resulting in full year sales growth to over 14%. Reported operating income improved to $4.1 million for the quarter, up significantly over $0.2 million a year ago. 2018 was a very strong year for the company in both sales and operating income driven by leveraging the investments that we've made over the past several years. I'm very encouraged with these results and anticipate that we'll continue generating incremental earnings with our existing growth strategy," said Michael DeCata, president and chief executive officer.

"Our 2018 growth was achieved through broad-based demand within the Lawson segment in all customer and product categories, a full year of The Bolt Supply House included in our results and the completion of our sixth acquisition in three years at the beginning of the quarter. We continue to leverage the infrastructure investments to position us to increase EBITDA and free cash flows at an accelerated rate over our sales increase. We are confident that our future growth will generate improved operating results and margins enhanced by accretive acquisitions," said DeCata.

Highlights

•	Sales of $86.3 million in the quarter, up 7.0%. Full year sales increase of 14.3% to $349.6 million.

•	Lawson MRO segment average daily sales increased 5.6% in 4Q18, primarily due to a 5.4% improvement in sales rep productivity

•
Operating income of $4.1 million in the quarter compared to income of $0.2 million in the prior year quarter. Adjusted non-GAAP EBITDA, excluding stock based compensation, severance and other non-recurring charges, of $5.1 million for the quarter compared to $3.0 million a year ago quarter. (See reconciliation in Table 2)

•	Full year operating income of $9.2 million. Adjusted non-GAAP EBITDA improvement of $9.4 million or 59% to $25.2 million as compared to 2017. (See reconciliation in Table 2)

•
Net income of $2.6 million or $0.28 per diluted share for the quarter. On a full year basis, adjusted net income of $13.0 million or $1.39 per diluted share compared to $0.45 in 2017 (See reconciliation in Table 3)

•	Cash flows from operating activities of $20.3 million in 2018, including $10.1 million in 4Q18, compared to $7.2 million for all of 2017

•	Completed the acquisition of Dallas-based Screw Products, Inc. on October 1, 2018

4Q 2018 Summary Financial Highlights
($ in millions)	4Q18	4Q17	Change
Net Sales	$86.3	$80.6	7.0%
Average Daily Net Sales	$1.414	$1.322	7.0%

Reported Operating Income	$4.1	$0.2	NM
Adjusted Operating Income (1)	$3.3	$1.2	175.0%

Adjusted EBITDA (1)	$5.1	$3.0	70.0%
Margin (1)	5.9%	3.7%	+220 bps

(1) Excludes the impact of stock-based compensation, acquisition costs, impairment costs real estate gains, environmental accrual and severance. (See reconciliation in Table 2)

Fourth Quarter Results

Net sales increased 7.0% to $86.3 million for the fourth quarter versus $80.6 million for the same period a year ago. Average daily sales grew to $1.414 million in the recent quarter compared with $1.322 million a year earlier. Both quarters had 61 selling days. Sales per rep per day generated by the Lawson MRO segment increased 5.4% over the fourth quarter of 2017. The growth in sales was primarily due to improved demand across all Lawson MRO customer categories, a 12% increase at The Bolt Supply House as well as the inclusion of $0.6 million from Screw Products which was acquired at the beginning of the fourth quarter of 2018.

Reported fourth quarter gross profit was $46.1 million, or 53.4% of sales. The fourth quarter gross margin was negatively impacted as a result of adopting Accounting Standards Codification 606 ("ASC 606") on January 1, 2018, which required the reclassification of $4.4 million of selling expenses in this year's fourth quarter as a reduction of gross margin. Excluding the adoption of ASC 606, consolidated gross profit as a percentage of sales was 58.5% for the fourth quarter of 2018 compared to 58.3% a year ago. (See Table 1) The Lawson MRO segment gross profit, excluding Bolt Supply and Screw Products, was 61.2% for the fourth quarter compared to 59.9% a year ago quarter.

Selling expenses decreased to $21.5 million from $25.1 million a year ago. The decrease in selling expenses reflects the reclassification of $4.4 million of expenses now reported within gross profit. Selling expenses as a percent of sales decreased to 24.9% from 31.1% from a year ago, primarily due to the adoption of the new revenue recognition standard. Excluding the reclassification of selling expenses to gross profit in the fourth quarter, selling expenses were 30% of sales further evidencing the leveraging of these expenses over a higher sales base.

The Company continues to efficiently manage its overall operating cost structure. General and administrative expenses decreased to $20.5 million in the fourth quarter of 2018 from $21.7 million in the prior year fourth quarter. This decrease was primarily due to lower stock-based compensation of $1.6 million as a portion of the stock-based compensation expense varies with the Company stock price and lower acquisition costs.

Operating income in the fourth quarter of 2018 was $4.1 million compared to $0.2 million a year ago. Adjusted non-GAAP EBITDA was $5.1 million in the fourth quarter of 2018 compared to $3.0 million a year ago. (See reconciliation in Table 2)

Net income for the fourth quarter of 2018 was $2.6 million, or $0.28 per diluted share compared to income of $20.2 million, or $2.21 per diluted share, for the same period a year ago which included a one-time tax benefit of $20.4 million primarily from re-establishing our U.S. deferred tax assets and the impact of the Tax Cuts and Jobs Act. Adjusted net income, excluding the one-time tax benefit in 2017 and other non-recurring adjustments, improved by $1.6 million or $0.17 per diluted share for the quarter. (See reconciliation in Table 3)

For the full year, operating income was $9.2 million, including a charge for stock-based compensation of $7.5 million as a result of the increase in the Company's stock price as well as other non-recurring charges of $1.7 million in the aggregate. The Company's adjusted non-GAAP EBITDA was $25.2 million for 2018, an improvement of $9.4 million over 2017 levels. (See reconciliation in Table 2)

Cash Position and Cash Flow

During the quarter, the Company generated cash flows from operating activities of $10.1 million driven by improved earnings and effective management of its working capital. For the full year, the Company generated $20.3 million of cash flows from operating activities. At December 31, 2018, the Company had a positive cash position, net of borrowings, of $1.9 million compared to borrowings, net of cash, of $9.3 million a year ago.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss fourth quarter 2018 results at 9:00 a.m. Eastern Time on February 28, 2019. The conference call is available by direct dial at 1-877-737-7051 (domestic); or 1-201-689-8878 (international). A replay of the conference call will be available approximately two hours after completion of the call through March 31, 2019. Callers can access the replay by dialing 1-877-481-4010 (domestic); or 1-919-882-2331 (international). The PIN access number for the replay is 42852#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through March 31, 2019.

About Lawson Products

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson Managed Inventory and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2017, Form 10-K filed on February 22, 2018. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Income
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2018	2017	2018	2017

Product revenue	$76,460	$80,633	$310,204	$305,907
Service revenue	9,806	—	39,433	—
Net revenue	86,266	80,633	349,637	305,907

Product cost of goods sold	35,826	33,640	145,493	122,889
Service cost	4,357	—	14,604	—
Gross profit	46,083	46,993	189,540	183,018

Operating expenses:
Selling expenses	21,523	25,061	87,642	98,025
General & administrative expenses	20,475	21,689	92,688	80,479
Total SG&A	41,998	46,750	180,330	178,504
Gain on sale of property	—	—	—	(5,422)
Operating expenses	41,998	46,750	180,330	173,082

Operating income	4,085	243	9,210	9,936

Interest expense	(254)	(229)	(1,009)	(622)
Other (expenses) income, net	(1,018)	(173)	(1,338)	780

Income (loss) before income taxes	2,813	(159)	6,863	10,094
Income tax (benefit) expense	213	(20,396)	649	(19,594)

Net income	$2,600	$20,237	$6,214	$29,688

Basic income per share of common stock	$0.29	$2.28	$0.70	$3.25

Diluted income per share of common stock	$0.28	$2.21	$0.67	$3.25

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except unaudited share data)
(Unaudited)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$11,883	$4,416
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	37,682	38,575
Inventories, net	52,887	50,928
Miscellaneous receivables and prepaid expenses	3,653	3,728
Total current assets	106,905	98,447

Property, plant and equipment, net	23,548	27,333
Deferred income taxes	20,592	21,692
Goodwill	20,079	19,614
Cash value of life insurance	12,599	11,964
Intangible assets	13,112	11,813
Other assets	307	248
Total assets	$197,142	$191,111

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving lines of credit	$10,823	$14,543
Accounts payable	15,207	12,394
Accrued expenses and other liabilities	40,179	33,040
Total current liabilities	66,209	59,977

Security bonus plan	12,413	12,981
Financing lease obligation	5,213	6,420
Deferred compensation	5,304	5,476
Deferred rent liability	1,963	3,512
Deferred tax liability	2,761	3,559
Other liabilities	4,106	5,696
Total liabilities	97,969	97,621

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued – 9,005,716 and 8,921,302 shares, respectively Outstanding – 8,955,930 and 8,888,028 shares, respectively	9,006	8,921
Capital in excess of par value	15,623	13,005
Retained earnings	77,338	71,453
Treasury stock – 49,786 and 33,274 shares held, respectively	(1,234)	(711)
Accumulated other comprehensive (loss) income	(1,560)	822
Total stockholders’ equity	99,173	93,490
Total liabilities and stockholders’ equity	$197,142	$191,111

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring, seasonal or non-operational items that impact the overall comparability. See Tables 1 and 2 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and twelve months ended December 31, 2018 and 2017. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.
On January 1, 2018 the Company adopted Accounting Standards Codification 606-Revenue From Contracts With Customers (“ASC 606”). As part of the Company's adoption of ASC 606, it concluded that it has two separate performance obligations, and accordingly, two separate revenue streams: product and services. As a result, the Company is now reporting two separate revenue streams and two separate costs of revenues. The adoption of ASC 606 had a minimal impact on total reported revenues, costs and net income for the three and twelve months ended December 31, 2018. However, the adoption required prospective reclassification of certain selling expenses associated with the separately identified vendor managed inventory services performance obligation costs historically classified as selling expenses to cost of sales. As ASC 606 was adopted on a modified retrospective method, prior quarters are not restated. The following information is intended to provide comparable information on selected financial statement line items in accordance with both ASC 606 and previous accounting literature (ASC 605 Revenue Recognition).

TABLE 1 - Impact of ASC 606 on Components of Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended December 31, 2018
(Dollars in thousands)	As Reported	Service Revenues and Costs Adjustments	Pro-Forma as if Previous Accounting Guidance Was in Effect

Product revenue	$76,460	$9,774	$86,234
Service revenue	9,806	(9,806)	—
Net Revenue	86,266	(32)	86,234

Product cost of goods sold	35,826	—	35,826
Service costs	4,357	(4,357)	—
Total cost of goods sold	40,183	(4,357)	35,826

Gross profit	46,083	4,325	50,408
Gross profit percentage	53.4%		58.5%

Selling expenses	21,523	4,406	25,929
General and administrative expenses	20,475	—	20,475
Operating expenses	41,998	4,406	46,404

	Year Ended December 31, 2018
(Dollars in thousands)	As Reported	Service Revenues and Costs Adjustments	Pro-Forma as if Previous Accounting Guidance Was in Effect

Product revenue	$310,204	$39,383	$349,587
Service revenue	39,433	(39,433)	—
Total revenue	349,637	(50)	349,587

Product cost of goods sold	145,493	—	145,493
Service costs	14,604	(14,604)	—
Total cost of goods sold	160,097	(14,604)	145,493

Gross profit	189,540	14,554	204,094
Gross profit percentage	54.2%		58.4%

Selling expenses	87,642	14,498	102,140
General and administrative expenses	92,688	—	92,688
Operating expenses	180,330	14,498	194,828

Table 2 - Reconciliation of GAAP to Adjusted Non-GAAP Operating Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017

Operating income as reported per GAAP	$4,084	$243	$9,210	$9,936

Stock-based compensation (1)	(1,186)	384	7,508	3,106
Severance expense	126	144	849	739
Acquisition related costs	62	425	230	711
Building impairment	231	—	231	—
Real estate gain	—	—	(164)	(5,422)
Environmental accrual	—	—	529	—
Adjusted non-GAAP operating Income	3,317	1,196	18,393	9,070

Depreciation and amortization	1,735	1,830	6,855	6,770

Non-GAAP adjusted EBITDA	$5,052	$3,026	$25,248	$15,840

(1)    Expense for stock-based compensation, of which a portion varies with the Company's stock price

Table 3 - Reconciliation of GAAP Net Income and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS (Unaudited)
(Dollars in thousands, except per share amounts)	Three Months Ended December 31,
	2018		2017
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net Income as reported per GAAP	$2,600	$0.28	$20,237	$2.21

Pretax adjustments:
Stock-based compensation	(1,186)	(0.12)	384	0.04
Severance expense	126	0.01	144	0.02
Acquisition related costs	62	0.01	425	0.05
Building impairment	231	0.02	—	—
Pretax adjustments	(767)	(0.08)	953	0.11
Tax effect on adjustments (1)	198	0.02	(431)	(0.05)
Re-establish U.S. DTAs and Tax Cut and Jobs Act (3)	—	—	(20,324)	(2.22)
Total adjustments, net of tax	(569)	(0.06)	(19,802)	(2.16)
Non-GAAP adjusted net income	$2,031	$0.22	$435	$0.05

(1)	Tax effected at effective tax rate of 25.8% for 2018 and 45.2% for 2017 which excludes discrete items

(2)	Pretax adjustments to diluted EPS calculated on 9.367 million and 9.168 million of diluted shares for 2018 and 2017, respectively

(3)	Represents benefit from re-establishing our U.S. deferred tax assets less the impact of the Tax Cuts and Jobs Act and the impact of prior quarter taxes

(Dollars in thousands, except per share amounts)	Twelve Months Ended December 31,
	2018		2017
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net Income as reported per GAAP	$6,214	$0.67	$29,688	$3.25

Pretax adjustments:
Stock-based compensation	7,508	0.81	3,106	0.34
Severance expense	849	0.09	739	0.08
Acquisition related costs	230	0.02	711	0.08
Building impairment	231	0.02	—	—
Real estate gain	(164)	(0.02)	(5,422)	(0.59)
Environmental accrual	529	0.06	—	—
Pretax adjustments	9,183	0.98	(866)	(0.09)
Tax effect on adjustments (1)	(2,369)	(0.26)	391	0.04
Re-establish U.S. DTAs and Tax Cut and Jobs Act (3)	—	—	(25,090)	(2.75)
Total adjustments, net of tax	6,814	0.72	(25,565)	(2.80)
Non-GAAP adjusted net income	$13,028	$1.39	$4,123	$0.45

(1)	Tax effected at effective tax rate of 25.8% for 2018 and 45.2% for 2017 which excludes discrete items

(2)	Pretax adjustments to diluted EPS calculated on 9.273 million and 9.131 million of diluted shares for 2018 and 2017, respectively

(3)	Represents benefit from re-establishing our U.S. deferred tax assets less the impact of the Tax Cuts and Jobs Act

Lawson Products Core Business
Table 4 - Quarterly Data (Unaudited)
Historical Lawson Segment Sales Representative and Productivity Information

	(Dollars in thousands)
	Three Months Ended
	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Number of business days	61	63	64	63	61

Average daily net sales	$1,258	$1,249	$1,260	$1,213	$1,191
Year over year increase	5.6%	4.0%	7.5%	4.0%	6.1%
Sequential quarter increase (decrease)	0.7%	(0.9)%	3.9%	1.8%	(0.8)%

Average active sales rep count (1)	989	967	966	968	987
Period-end active sales rep count	994	978	968	966	983

Sales per rep per day	$1.272	$1.292	$1.304	$1.253	$1.207
Year over year increase	5.4%	6.6%	9.1%	6.4%	8.3%
Sequential quarter (decrease) increase	(1.5)%	(0.9)%	4.1%	3.8%	(0.4)%

(1)	Average active sales representative count represents the average of the month-end sales representative counts

Lawson Products, Inc.
Table 5 - Consolidated Quarterly Results (Unaudited)

	(Dollars in thousands)
	Three Months Ended
	Dec. 31, 2018	Sep. 30, 2018	Jun. 30, 2018	Mar. 31, 2018	Dec. 31, 2017

Average daily net sales	$1,414	$1,405	$1,412	$1,341	$1,322
Year over year increase	7.0%	17.0%	20.5%	15.0%	17.8%
Sequential quarter increase (decrease)	0.6%	(0.5)%	5.3%	1.4%	10.1%

Net sales	$86,266	$88,530	$90,382	$84,459	$80,633
Gross profit (1)	46,083	48,108	49,131	46,218	46,993

Gross profit percentage (1)	53.4%	54.3%	54.4%	54.7%	58.3%

Selling, general & administrative expenses	$41,998	$50,374	$43,557	$44,381	$46,750

Operating income (loss)	$4,085	$(2,266)	$5,574	$1,837	$243

(1)
Reflects the adoption of ASC 606 effective January 1, 2018 including the reclassification of $4.4 million, $3.4 million, $3.1 million and $3.5 million of selling expenses as a reduction of gross profit in the three months ended December 31, 2018, September 30, 2018, June 30, 2018 and March 31, 2018, respectively

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President, Chief Financial Officer
773-304-5665